Exhibit 99.1

Contact:

Rush Enterprises Inc., San Antonio

Martin A. Naegelin, Jr., 830-626-5230

Adam Friedman Associates

Adam Friedman, 212-981-2529, ext 18

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER RESULTS

Earnings Per Share Increases to $0.53 Compared to $0.35 in 2004

SAN ANTONIO, Texas, October 18, 2005 — Rush Enterprises, Inc. (Listed on NASDAQ®: RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the third quarter ended September 30, 2005.

In the third quarter, the Company’s gross revenues totaled $485.4 million, a 63.5% increase from gross revenues of $296.9 million reported for the third quarter ended September 30, 2004. Net income was $13.2 million, or $0.53 per diluted share, during the third quarter of 2005, compared to $5.5 million, or $0.35 per diluted share, in the third quarter of 2004. Income from continuing operations was $13.2 million, or $0.53 per diluted share, during the third quarter of 2005, compared to $5.7 million, or $0.36 per diluted share in the third quarter of 2004.

The Company’s truck segment recorded revenues of $467.8 million in the third quarter of 2005, compared to $282.2 million in the third quarter of 2004. The Company delivered 2,709 new heavy-duty trucks, 610 new medium-duty trucks and 890 used trucks during the third quarter of 2005, compared to 1,546 new heavy-duty trucks, 458 new medium-duty trucks and 673 used trucks in the third quarter of 2004. Parts, service and body shop sales increased 26.6% from $70.0 million in the third quarter of 2004 to $88.6 million in the third quarter of 2005.

The Company’s construction equipment segment recorded revenues of $14.2 million in the third quarter of 2005, compared to $12.1 million in the third quarter of 2004. Revenue generated from the sale of new construction equipment units increased from $7.4 million in the third quarter of 2004 to $8.8 million in the third quarter of 2005. Parts and service sales for the third quarter of 2005 were $3.7 million compared to $3.5 million in the third quarter of 2004. Pretax income from the construction equipment segment increased from $0.9 million for the third quarter of 2004 to $1.2 million in the third quarter of 2005.

In announcing the results, W. Marvin Rush, Chairman and Chief Executive Officer of Rush Enterprises said, “As our results demonstrate, 2005 continues to be a strong year.  We have focused on improving our “quality of earnings” and consequently our same store absorption rate this quarter grew more than 6.0% versus the same period last year.  While our overall absorption rate for the year is 100.7% through September, we have an internal goal of attaining an absorption rate of 110.0% over the next several years.  Absorption rate is calculated by dividing the gross profit from the parts, service and body shop departments, by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used truck departments.

Mr. Rush continued, “This quarter has been extremely active in terms of acquisitions and store openings.  We opened a massive 120,000 square foot, state-of-the-art facility in Smyrna, Tennessee to replace our existing Rush Truck Center in Nashville. We made acquisitions aimed at increasing our medium-duty presence in our existing areas of responsibility.    We acquired GMC and Isuzu medium-duty truck dealerships in Orlando, Florida and Texarkana, Texas.  We subsequently added heavy and medium-duty Peterbilt trucks, parts and service and are operating the newly acquired dealerships as full-service Rush Truck Centers.  We also purchased GMC and UD medium-duty truck franchises in Dallas and have combined these franchises with our Peterbilt and Hino franchises at our existing medium-duty truck store in Dallas.  Finally, in October, we acquired GMC, Isuzu and Hino medium-duty truck franchises in Fontana, California.  These newly acquired franchises are being operated from our existing Fontana Peterbilt dealership.  These capital investments and others that are underway to add capacity to our service departments, coupled with our focus on medium-duty truck growth, will be the primary drivers in attaining our 110% absorption rate goal.”

Our outlook remains positive as industry experts forecast class 8 truck sales to remain strong throughout 2006.  The combination of market trends and executing our “quality of earnings” strategy should have a positive impact on our profitability.”

“On a personal note, we celebrated our fortieth year in business and our ninth year to be listed on the NASDAQ Stock Market by ringing the Opening Bell at the NASDAQ MarketSite in Times Square, New York City on September 14th.  In the last 40 years we have built a strong and profitable business with more than 40 locations throughout the southern United States.  All of this was made possible by the support from our customers, our employees, our Board of Directors and our shareholders.  We owe them each a debt of gratitude and pledge to work hard in upcoming years to deserve their continued loyalty and trust.”

Conference Call

Rush Enterprises will host a conference call to review its third quarter results on Wednesday, October 19th, 2005 at 10 a.m. EST/9 a.m. CST. The call can be heard live by dialing 866-200-5866 (US) or 732-694-1637 (International) and entering the Pin Code 519105 followed by the # key, or via the web on the ‘Events’ section of the Company’s website at www.RushEnterprises.com, or at www.earnings.com, or www.streetevents.com. For those who cannot listen to the live broadcast, the Webcast and audio replay will be available until November 2nd, 2005 by dialing 866-206-0173 (US) or 732-694-1587 (International) and entering the Pin Code 159292 followed by the # key.

About Rush Enterprises

Rush Enterprises operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 40 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Oklahoma, New Mexico, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning industry conditions and our ability to execute our “quality of earnings” strategy, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general economic conditions, cyclicality, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$120,678	$158,175
Accounts receivable, net	48,500	30,296
Inventories	323,235	189,792
Prepaid expenses and other	1,686	1,418
Deferred income taxes	2,351	1,544

Total current assets	496,450	381,225

PROPERTY AND EQUIPMENT, net	180,073	138,953

OTHER ASSETS, net	105,525	45,755

Total assets	$782,048	$565,933

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Floor plan notes payable	$288,158	$168,002
Current maturities of long-term debt	19,490	16,083
Current maturities of capital lease obligations	1,979	—
Advances outstanding under lines of credit	2,643	2,434
Trade accounts payable	24,000	16,970
Accrued expenses	48,065	39,495

Total current liabilities	384,335	242,984

LONG-TERM DEBT, net of current maturities	105,782	79,973
CAPITAL LEASE OBLIGATIONS, net of current maturities	9,876	—
DEFERRED INCOME TAXES, net	23,292	20,169

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 1,000 shares authorized; 0 shares outstanding in 2004 and 2005	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 23,896,976 shares outstanding in 2004 and 24,373,332 outstanding in 2005	244	239
Additional paid-in capital	160,301	156,423
Retained earnings	98,218	66,145

Total shareholders’ equity	258,763	222,807

Total liabilities and shareholders’ equity	$782,048	$565,933

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
REVENUES:
New and used truck sales	$365,786	$203,443	$1,008,657	$527,167
Parts and service	94,426	75,230	269,425	214,563
Construction equipment sales	10,164	8,333	29,883	23,711
Lease and rental	8,735	6,802	24,825	20,278
Finance and insurance	4,256	1,838	11,492	5,619
Other	2,060	1,258	5,005	2,629

Total revenues	485,427	296,904	1,349,287	793,967

COST OF PRODUCTS SOLD:
New and used truck sales	338,907	188,360	937,758	488,839
Parts and service	54,593	46,537	157,772	132,985
Construction equipment sales	8,809	7,250	25,904	20,861
Lease and rental	6,759	4,969	18,797	14,673

Total cost of products sold	409,068	247,116	1,140,231	657,358

GROSS PROFIT	76,359	49,788	209,056	136,609

SELLING, GENERAL AND ADMINISTRATIVE	49,778	36,473	141,084	106,060

DEPRECIATION AND AMORTIZATION	2,684	2,358	7,687	6,834

OPERATING INCOME	23,897	10,957	60,285	23,715

INTEREST EXPENSE, NET	3,632	1,454	9,343	4,360

GAIN ON SALE OF ASSETS	370	45	455	504

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	20,635	9,548	51,397	19,859

PROVISION FOR INCOME TAXES	7,481	3,819	19,324	7,944

INCOME FROM CONTINUING OPERATIONS	13,154	5,729	32,073	11,915

GAIN FROM DISCONTINUED OPERATIONS, NET	0	(240)	0	(143)

NET INCOME	$13,154	$5,489	$32,073	$11,772

EARNINGS PER COMMON SHARE – BASIC
Income from continuing operations	$.54	$.38	$1.33	$.81
Net income	$.54	$.36	$1.33	$.80
EARNINGS PER COMMON SHARE – DILUTED
Income from continuing operations	$.53	$.36	$1.29	$.76
Net income	$.53	$.35	$1.29	$.75

Weighted average shares outstanding:

Basic	24,301	15,081	24,100	14,647

Diluted	25,041	15,867	24,899	15,600